CONTACTS:	Financial analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com
Exhibit 99.1

Trestle’s Internet Microscopy Solution Selected by Nation’s Leading HMO

Web-based telepathology application to improve service to patients and doctors

Irvine, CA - 02/15/2005 - Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging and telemedicine applications, today announced that Kaiser Permanente’s department of pathology in Colorado has implemented Trestle’s internet-accessible slide-viewing solution, MedMicro, to enable its pathologists to share information and review each other’s diagnoses from the network’s three facilities, which are scattered across the state.
MedMicro converts patients’ specimens in real time from their original glass-slide format into high-quality digital images, which can be viewed via the Internet from any standard PC. Users can also move the slides under the microscope, control lighting and use whiteboard-like techniques to collaborate with each other.
“Our quality assurance system at Kaiser Permanente requires that a diagnosis of cancer be reviewed and signed off by two pathologists,” explained Dr. Richard Spurlock, chief of pathology at Kaiser Permanente in Colorado. “Because our facilities are spread out and our ten pathologists are located in different parts of the state, we are looking at ways to more quickly and efficiently diagnose conditions, and to improve service to our doctors and patients.”
Dr. Spurlock also noted that as his pathology department continues to expand—their current facilities include a central lab in Aurora, Colorado; a second site in Denver; and a just-added location in Lafayette—the department’s team of pathologists will become increasingly dispersed.
“We look for every opportunity to be proactive, and to adapt to new and better methods of consulting and reviewing diagnoses all in an effort to improve patient care,” said Dr. Spurlock. “Getting our strongest expert on a given type of cancer, for example, in front of the slide immediately means a better allocation of our resources, better service to our physicians, and improved health care to our patients.”
“The use of our digital microscope in support of critical pathology consultations dramatically improves the efficiency and workflow of a pathology laboratory. The costs and delays associated with slide transportation are eliminated and replaced with immediate, collaborative workflow. This reduces costs and improves the quality of patient care,” said Maurizio Vecchione, CEO of Trestle Holdings.

About Trestle Holdings Inc.
Trestle Holdings develops and sells digital imaging and telemedicine applications to the life sciences markets. The company's products link geographically dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.
Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.
The company's live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.
Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.

SAFE HARBOR STATEMENT
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.